Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION REPORTS THIRD QUARTER FISCAL 2025 RESULTS

•	REVENUE INCREASED 7.3% TO $47.0 MILLION DRIVEN BY CONTINUED STRENGTH IN KEY END-MARKETS

•	GROSS PROFIT MARGIN IMPROVED 260 BASIS POINTS TO 24.8% OF SALES, NET MARGIN INCREASED 300 BASIS POINTS TO 3.4% OF SALES, AND ADJUSTED EBITDA MARGIN[1] EXPANDED 180 BASIS POINTS TO 8.6% OF SALES

•	NET INCOME PER DILUTED SHARE INCREASED 600% TO $0.14 IN THE THIRD QUARTER; ADJUSTED NET INCOME PER DILUTED SHARE¹ INCREASED 38% TO $0.18

•	ORDERS OF $24.8 MILLION, DRIVEN BY DEMAND FROM DEFENSE, SPACE, AND AFTERMARKET; YTD BOOK-TO-BILL RATIO OF 1.0X AND A BACKLOG OF $385 MILLION[2]

•	STRONG BALANCE SHEET WITH NO DEBT, $30.0 MILLION IN CASH, AND ACCESS TO $43 MILLION UNDER ITS REVOLVING CREDIT FACILITY AT QUARTER END TO SUPPORT GROWTH INITIATIVES

•	REITERATED FULL YEAR GUIDANCE FOR SALES AND ADJUSTED EBITDA[1]

BATAVIA, NY, February 7, 2025 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries, today reported financial results for its third quarter for the fiscal year ending March 31, 2025 (“fiscal 2025”).

“Our strong performance through the first three quarters of our fiscal year reflects continually improving execution across our business. Customer demand for our diversified product portfolio is robust, driving margin expansion through improved product mix and operational efficiency. The progress we have shown to date, coupled with advancing discussions on both new programs and expansions with existing customers, reinforces our confidence in achieving our long-term growth targets.” said Daniel J. Thoren, Chief Executive Officer.

Third Quarter Fiscal 2025 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

[1]

Adjusted EBITDA margin, Adjusted Net Income per Diluted Share and Adjusted EBITDA are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

($ in thousands except per share data)	Q3 FY25	Q3 FY24	$Change	% Change
Net sales	$47,037	$43,818	$3,219	7%
Gross profit	$11,686	$9,723	$1,963	20%
Gross margin	24.8%	22.2%		+260	bps
Operating profit	$2,210	$911	$1,299	143%
Operating margin	4.7%	2.1%		+260	bps
Net income	$1,588	$165	$1,423	862%
Net income margin	3.4%	0.4%		+300	bps
Net income per diluted share	$0.14	$0.02	$0.12	600%
Adjusted net income*	$1,966	$1,451	$515	35%
Adjusted net income per diluted share*	$0.18	$0.13	$0.05	38%
Adjusted EBITDA*	$4,027	$2,965	$1,062	36%
Adjusted EBITDA margin*	8.6%	6.8%		+180	bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

Quarterly net sales of $47.0 million increased 7.3%, or $3.2 million. Sales to the defense market grew by $2.7 million, or 11.1% from the prior year period, driven by the addition of new defense programs, the ramp-up of existing programs, better execution, and the timing of key project milestones. Additionally, higher chemical/petrochemical sales contributed $2.7 million to growth, driven by increased sales of capital equipment. Aftermarket sales to the refining, chemical/petrochemical, and defense markets of $9.7 million remained strong and were 2.4% higher than the prior year. See supplemental data for a further breakdown of sales by market and region.

Gross profit for the quarter increased $2.0 million to $11.7 million compared to the prior-year period of $9.7 million. As a percentage of sales, gross profit margin increased 260 basis points to 24.8%, compared to the fiscal third quarter of 2024. This increase was driven by leverage on higher volume, better execution, and improved pricing, partially offset by higher incentive compensation compared to the prior year period.

Additionally, the third quarter of fiscal 2025 gross profit benefited $0.3 million from a $2.1 million grant received from the BlueForge Alliance earlier this fiscal year to reimburse Graham for the cost of the Company’s defense welder training programs in Batavia and related equipment. To date, the Company has received $1.5 million of funding under this grant.

Selling, general and administrative expense (“SG&A”), including amortization, totaled $9.7 million, or 20.6% of sales, up $0.9 million compared with the prior year. This increase reflects the Company’s continued investments in its people, processes, and technology to drive long-term sustainable growth.

Included in other operating income for the third quarter of fiscal 2025 was a $0.2 million reversal of a previously accrued contingent earnout liability for P3. The reversal was due to delayed orders/projects that extended beyond the earnout period.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Cash Management and Balance Sheet

Cash provided by operating activities totaled $27.9 million for the nine-month period ending December 31, 2024, an increase of $8.4 million from the comparable period in fiscal 2024. As of December 31, 2024, cash and cash equivalents were $30.0 million, up from $16.9 million at the end of fiscal 2024.

Capital expenditures of $13.8 million for the first nine months of fiscal 2025 were focused on capacity expansion, increasing capabilities, and productivity improvements. The Company increased its expected fiscal 2025 capital expenditures to be in the range of $15.0 million to $19.0 million from its previous expectations of $13.0 million to $18.0 million due to a faster pace of execution on the capital projects in process. All major capital projects are on time and on budget.

The Company had no debt outstanding at December 31, 2024 with $43 million available on its revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

(in millions)	Q2 24	Q3 24	Q4 24	FY24	Q1 25	Q2 25	Q3 25	FY25
Orders	$36.5	$123.3	$40.8	$268.4	$55.8	$63.7	$24.8	$144.2
Backlog	$313.3	$399.2	$390.9	$390.9	$396.8	$407.0	$384.7	$384.7

As expected, orders for the third quarter of fiscal 2025 declined to $24.8 million given the higher level of orders earlier in the fiscal year. Orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the defense industry, which span multiple years and are larger in size. Orders for the nine-month period ended December 31, 2024, were $144.2 million, resulting in a year-to-date book-to-bill ratio of 1.0x. After-market orders for the refining, petrochemical, and defense markets remained strong and totaled $13.0 million for the third quarter of fiscal 2025, an increase of 51% over the prior year.

Backlog at quarter end was $384.7 million, down 3.6% over the prior-year period and down 5.5% sequentially. Approximately 45% to 50% of orders currently in backlog are expected to be converted to sales in the next twelve months and another 35% to 40% are expected to convert to sales within one to two years. The majority of orders expected to convert beyond twelve months are for the defense industry, specifically the U.S. Navy.

Fiscal 2025 Outlook

The Company’s outlook for 2025 was updated as follows:

(as of February 7, 2025)	Updated Fiscal 2025 Guidance	Previous Guidance
Net Sales	$200 million to $210 million	$200 million to $210 million
Gross Margin	24% to 25% of sales	23% to 24% of sales
SG&A expense (including amortization)(1)	18% to 19% of sales	17% to 18% of sales
Adjusted EBITDA(2)	$18 million to $21 million	$18 million to $21 million
Effective Tax Rate	20% to 22%	20% to 22%
Capital Expenditures	$15.0 million to $19.0 million	$13.0 million to $18.0 million

(1)

Includes approximately $6.5 million to $7.5 million of Barber-Nichols supplemental performance bonus, equity-based compensation, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(2)

Excludes net interest expense, income taxes, depreciation, and amortization from net income, as well as approximately $2.0 million to $3.0 million of equity-based compensation and ERP conversion costs included in SG&A expense and approximately $0.9 million of acquisition and integration income, net.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on February 7, 2025 at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Friday, February 14, 2025. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13750971 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy, and process industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “future,” “outlook,” “anticipates,” “believes,” “could,” “guidance,” ”may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Forward-Looking Non-GAAP Measures

Forward-looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2025 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:
Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

FINANCIAL TABLES FOLLOW.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2024	2023	% Change	2024	2023	% Change
Net sales	$47,037	$43,818	7%	$150,551	$136,463	10%
Cost of products sold	35,351	34,095	4%	113,698	108,572	5%

Gross profit	11,686	9,723	20%	36,853	27,891	32%
Gross margin	24.8%	22.2%		24.5%	20.4%
Operating expenses and income:
Selling, general and administrative	9,260	8,429	10%	26,821	21,563	24%
Selling, general and administrative – amortization	436	383	14%	1,309	930	41%
Other operating income	(220)	—	NA	(946)	—	NA

Operating profit	2,210	911	143%	9,669	5,398	79%

Operating margin	4.7%	2.1%		6.4%	4.0%
Loss on extinguishment of debt	—	726	(100%)	—	726	(100%)
Other expense, net	91	93	(2%)	273	280	(3%)
Interest (income) expense, net	(128)	37	NA	(442)	277	NA

Income before provision (benefit) for income taxes	2,247	55	NA	9,838	4,115	139%
Provision (benefit) for income taxes	659	(110)	NA	2,003	899	123%

Net income	$1,588	$165	862%	$7,835	$3,216	144%

Per share data:
Basic:
Net income	$0.15	$0.02	650%	$0.72	$0.30	140%

Diluted:
Net income	$0.14	$0.02	600%	$0.71	$0.30	137%

Weighted average common shares outstanding:
Basic	10,890	10,775		10,880	10,709
Diluted	11,057	10,920		11,016	10,792

NA: Not Applicable

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$30,046	$16,939
Trade accounts receivable, net of allowances ($402 and $79 at December 31, and March 31, 2024, respectively)	34,951	44,400
Unbilled revenue	37,777	28,015
Inventories	39,026	33,410
Prepaid expenses and other current assets	3,866	3,561
Income taxes receivable	46	—

Total current assets	145,712	126,325
Property, plant and equipment, net	44,133	32,080
Prepaid pension asset	6,571	6,396
Operating lease assets	6,433	7,306
Goodwill	25,520	25,520
Customer relationships, net	13,444	14,299
Technology and technical know-how, net	10,499	11,065
Other intangible assets, net	6,939	7,181
Deferred income tax asset	2,928	2,983
Other assets	2,071	724

Total assets	$264,250	$233,879

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$21	$20
Accounts payable	25,390	20,788
Accrued compensation	16,695	16,800
Accrued expenses and other current liabilities	4,645	6,666
Customer deposits	92,971	71,987
Operating lease liabilities	1,138	1,237
Income taxes payable	65	715

Total current liabilities	140,925	118,213
Finance lease obligations	51	65
Operating lease liabilities	5,630	6,449
Accrued pension and postretirement benefit liabilities	1,257	1,254
Other long-term liabilities	1,956	2,332

Total liabilities	149,819	128,313

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,064 and 10,993 shares issued and 10,890 and 10,850 shares outstanding at December 31 and March 31, 2024, respectively	1,106	1,099
Capital in excess of par value	33,546	32,015
Retained earnings	89,834	81,999
Accumulated other comprehensive loss	(6,667)	(7,013)
Treasury stock (174 and 143 shares at December 31, and March 31, 2024, respectively	(3,388)	(2,534)

Total stockholders’ equity	114,431	105,566

Total liabilities and stockholders’ equity	$264,250	$233,879

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended
	December 31,
	2024	2023
Operating activities:
Net income	$7,835	$3,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,712	2,375
Amortization of intangible assets	1,663	1,487
Amortization of actuarial losses	586	632
Amortization of debt issuance costs	—	131
Equity-based compensation expense	1,204	1,002
Loss on extinguishment of debt	—	726
Change in fair value of contingent consideration	(946)	—
Deferred income taxes	(91)	935
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	9,394	(11,335)
Unbilled revenue	(9,879)	11,213
Inventories	(5,628)	(4,357)
Prepaid expenses and other current and non-current assets	(1,665)	(1,526)
Income taxes receivable	(46)	(459)
Operating lease assets	965	894
Prepaid pension asset	(175)	(215)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	3,914	(3,949)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,380)	2,948
Customer deposits	21,000	16,590
Operating lease liabilities	(948)	(825)
Income taxes payable	(646)	—
Long-term portion of accrued compensation, accrued pension, and postretirement benefit liabilities	4	—

Net cash provided by operating activities	27,873	19,483

Investing activities:
Purchase of property, plant and equipment	(13,800)	(5,193)
Proceeds from disposal of property, plant and equipment	—	38
Acquisition of P3 Technologies, LLC	(170)	(6,812)

Net cash used by investing activities	(13,970)	(11,967)

Financing activities:
Borrowings of short-term debt obligations	—	13,000
Principal repayments on debt	—	(22,522)
Payment of debt exit costs	—	(752)
Repayments on finance lease obligations	(237)	(224)
Issuance of common stock	334	225
Payment of debt issuance costs	—	(241)
Purchase of treasury stock	(854)	(57)

Net cash used by financing activities	(757)	(10,571)

Effect of exchange rate changes on cash	(39)	(39)

Net increase (decrease) in cash and cash equivalents	13,107	(3,094)
Cash and cash equivalents at beginning of period	16,939	18,257

Cash and cash equivalents at end of period	$30,046	$15,163

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Graham Corporation

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$1,588	$165	$7,835	$3,216
Acquisition & integration (income) expense	(220)	274	(900)	274
Debt amendment costs	—	744	—	744
ERP Implementation costs	157	56	704	56
Net interest (income) expense	(128)	37	(442)	277
Income tax expense (benefit)	659	(110)	2,003	899
Equity-based compensation expense	426	377	1,204	1,002
Depreciation & amortization	1,545	1,422	4,375	3,862

Adjusted EBITDA(1)	$4,027	$2,965	$14,779	$10,330

Net sales	$47,037	$43,818	$150,551	$136,463
Net income margin	3.4%	0.4%	5.2%	2.4%
Adjusted EBITDA margin	8.6%	6.8%	9.8%	7.6%

(1)

Beginning in the fourth quarter of fiscal 2024, Adjusted EBITDA no longer excludes the Barber-Nichols supplemental performance bonus, but now excludes the impact of non-cash equity-based compensation expense in order to be more consistent with market practice. Prior period results have been adjusted to reflect these changes on a comparable basis. The Barber-Nichols supplemental performance bonus expense was $1.1 million and $3.2 million for the third quarter and first nine months of fiscal 2025, respectively, and $1.3 million and $2.8 million for the third quarter and first nine months of fiscal 2024, respectively, and will be completed at the end of fiscal year 2026.

Graham Corporation Reports Third Quarter Fiscal 2025 Results

February 7, 2025

Graham Corporation

Adjusted Net Income and

Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$1,588	$165	$7,835	$3,216
Acquisition & integration (income) expense	(220)	274	(900)	274
Amortization of intangible assets	554	596	1,663	1,487
Debt amendment costs	—	744	—	744
ERP Implementation costs	157	56	704	56
Normalized tax rate(1)	(113)	(384)	(337)	(589)

Adjusted net income(2)	$1,966	$1,451	$8,965	$5,188

GAAP net income per diluted share	$0.14	$0.02	$0.71	$0.30
Adjusted net income per diluted share(2)	$0.18	$0.13	$0.81	$0.48
Diluted weighted average common shares outstanding	11,057	10,920	11,016	10,792

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate.
(2)

Beginning in the fourth quarter of fiscal 2024, Adjusted Net Income no longer excludes the Barber-Nichols supplemental performance bonus. Prior period results have been adjusted to reflect this change on a comparable basis. The Barber-Nichols performance bonus expense, net-of-tax, was $0.8 million and $2.5 million for the third quarter and first nine months of fiscal 2025, respectively, and $1.0 million and $2.2 million for the third quarter and first nine months of fiscal 2024, respectively, and will be completed at the end of fiscal year 2026.

Acquisition and integration (income) expense are incremental costs that are directly related to and as a result of the P3 acquisition. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed. Debt amendment costs consist of accelerated write-offs of unamortized deferred debt issuance costs and discounts, prepayment penalties and attorney fees in connection with the amendment of our credit facility in October 2023.

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